Exhibit 99.1

NEWS RELEASE TRANSMITTED BY Marketwire

FOR:	ATLANTIC POWER CORPORATION

SYMBOL:	TSX: ATP; NYSE: AT

November 10, 2010

Atlantic Power Corporation Announces Third Quarter 2010 Results

BOSTON, MASSACHUSETTS — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power”) today announced its results for the three and nine months ended September 30, 2010.  All amounts are in U.S. dollars unless otherwise indicated.

Highlights

•      15% increase in Adjusted EBITDA in the third quarter of 2010 compared to the prior year period

•      On track to achieve project distributions guidance of $75 - $80mm for the year

•      Projected cash flows sufficient to meet current level of dividends into 2016 with no further acquisitions or organic growth

•      Subsequent to quarter end, raised $152 million in successful equity and debenture offerings

•      Completed project-level bank financing for our first biomass project in Georgia to be completed late 2012

•      Project financing closed at Idaho Wind with construction proceeding as scheduled

•      Entered into purchase agreement to acquire an operating wood-fired power facility in Michigan

“We have been very active during and subsequent to the third quarter, raising $152 million with our first equity offering in the U.S. and a convertible debenture offering in Canada,” commented Barry Welch, President and CEO.  “We also entered into agreements to finance our first biomass power plant and to acquire 100% of an operating wood-fired energy facility in Michigan; transactions that we expect will add to the stability and sustainability of our cash flows and dividends.”

Operating Performance

Project Adjusted EBITDA, including earnings from equity investments, increased by $5.4 million to $41.5 million for the quarter ended September 30, 2010 compared to $36.1 million for the same period last year. The increase was attributable to several factors, including;

•      increased EBITDA of $4.2 million at Lake due to earnings from favorable off-peak dispatch during the summer months and annually increased contractual capacity payments under the project’s PPA;

•      increased EBITDA of $1.1 million at Pasco primarily attributable to the maintenance outage during the three months ended September 30, 2009; partially offset by

•      the absence of Stockton and Mid-Georgia’s EBITDA as both projects were sold in the fourth quarter of 2009.

For the nine months ended September 30, 2010, Project Adjusted EBITDA, including earnings from equity investments, increased by $7.7 million to $118.8 million from $111.1 million in the same period in 2009. The increase in Project Adjusted EBITDA for the first nine months of 2010 was due in part to the following factors:

•      increased EBITDA of $5.5 million at Chambers due primarily to the planned major maintenance outage during the first nine months of 2009; and

•      increased EBITDA of $3.2 million at Lake due to earnings from favorable off-peak dispatch and annually increased contractual capacity payments under the project’s PPA.

•      Partially offsetting these gains was the absence of EBITDA at Mid-Georgia as the project was sold in the fourth quarter of 2009 as well as no EBITDA at Rumford in 2010 as the contract that provided substantially all of the project’s cash flow expired in the fourth quarter of 2009.

Cash Available for Distribution

For the three and nine months ended September 30, 2010, Cash Available for Distribution was $24.4 million and $49.8 million, respectively, compared to $21.3 million and $60.5 million for the same respective periods in 2009.

The payout ratios of 65% for the third quarter and 96% for the first nine months of 2010 are consistent with our expected payout ratio for the full year 2010 of slightly more than 100%. The expected full-year payout ratio is higher than our previous guidance in part due to dividends paid on a higher number of common shares outstanding following our public offering completed in October 2010.

From an overall cash flow perspective, we have received $2.0 million of proceeds from the sale of our interest in the Rumford project and expect approximately $3 million to $4 million in distributions of restricted cash from our projects as a result of more efficient management of project working capital.  However, both the proceeds from Rumford and the restricted cash releases are classified as cash flows from investing activities in our consolidated statements of cash flows.  Because only operating cash flows are included in cash available for distribution, these positive investing cash inflows will not be reflected as an increase in cash available for distribution or as a benefit to the presentation of the payout ratio.

Recent Developments

Idaho Wind

On July 2, 2010, we acquired a 27.6% equity interest in Idaho Wind for approximately $38.9 million and approximately $3.0 million in transaction costs.  Idaho Wind recently commenced construction of a 183 MW wind power project located near Twin Falls, Idaho, which is expected to be completed in phases in late 2010 and early 2011.  Idaho Wind has 20-year PPAs with Idaho Power Company.  Our investment was funded with cash on hand and a $20 million borrowing under our senior credit facility.  Upon completion of construction, we expect the project to provide after-tax cash flows to us of $4.5 million to $5.5 million for each full year of operations.

On October 8, 2010, Idaho Wind closed a $222 million project-level credit facility.  The facility is composed of two tranches, which includes a $139 million construction loan that will convert to a 17-year term loan following commercial operation and an $83 million cash grant bridge facility, which will be repaid with federal stimulus grant proceeds after completion of construction.

During the third quarter of 2010, we made a short-term $12.8 million loan to Idaho Wind to provide temporary funding for construction of the project.  A portion of the project-level construction financing was completed in early October 2010, resulting in $4.1 million of the loan being repaid.  The remaining $8.7 million is expected to be repaid in late 2010 and early 2011.

Orlando Gas Swaps

On October 18, 2010, we entered into natural gas swaps that are effective in 2014 and 2015.  The natural gas swaps are related to expected fuel purchases attributable to our 50% share of the Orlando project as its operating margin is exposed to changes in natural gas prices following the expiration of its fuel contract at the end of 2013.  We expect cash distributions from Orlando to increase significantly following the expiration of the project’s gas contract at the end of 2013 because projected natural gas prices at that time and the prices in the natural gas swaps we have executed are lower than the price of natural gas being purchased under the project’s current gas contract.

Public Offering

On October 20, 2010, we completed a public offering of 6,029,000 common shares, including 784,000 common shares issued pursuant to the exercise in full of the underwriters’ over-allotment option, at a price of $13.35 per common share. We received net proceeds from the common share offering, after deducting the underwriting discounts and expenses, of approximately $75.6 million.

On October 20, 2010, we also completed the closing of a public offering of Cdn$80.5 million of convertible unsecured subordinated debentures, including Cdn$10.5 million aggregate principal amount of debentures pursuant to the exercise in full of the underwriters’ over-allotment option. The debentures bear interest at a rate of 5.60% and will mature on June 30, 2017 unless earlier redeemed. The debentures are convertible into our common shares at an initial conversion rate of 55.2486 common shares per Cdn$1,000 principal amount, representing an initial conversion price of approximately Cdn$18.10 per common share (equivalent to US$18.03 per common share). We received net proceeds from the debenture offering, after deducting the underwriting discounts and expenses, of approximately Cdn$76.4 million.

The net proceeds of approximately $152 million from the two public offerings are expected to be used as follows:

•    $20 million to repay the outstanding borrowings on our revolving credit facility that was used to partially fund the acquisition of Idaho Wind;

•    Up to $75 million to fund our equity contribution to the Piedmont Green Power biomass project described below;

•    Approximately $35 million to fund our expected acquisition of the Cadillac biomass plant described below; and

•    The remaining net proceeds of approximately $22 million for general corporate purposes and continued execution of our growth strategy.

Piedmont Green Power

On October 21, 2010, we closed a non-recourse, project-level bank financing for Piedmont Green Power, our first biomass power project.  The terms of the financing include an $82 million construction and term loan and a $51 million bridge loan related to the stimulus grant to be received from the U.S. Treasury 60 days after the start of commercial operations. In addition, we will make an equity contribution of approximately $75 million for substantially all of the equity interests in Piedmont.

The project has executed a swap that results in an average fixed interest rate of approximately 5.2% during the construction period and the first three years of the term loan.  Cash distributions to the Company from the project are expected to average $8 million to $10 million for each full year of project operation.  The project has a 20-year power purchase agreement under which capacity payments represent the majority of the revenues. In addition, the revenue and fuel supply contracts contain adjustment mechanisms that will mitigate potential biomass fuel price volatility.

Cadillac Renewable Energy Acquisition

On October 22, 2010, we entered into a purchase and sale agreement to acquire 100% of Cadillac Renewable Energy, LLC, a 39.6 MW wood fired facility located in Cadillac, Michigan, from a joint venture which is jointly owned by ArcLight Energy Partners Fund II and Olympus Power, LLC.  The purchase price will be approximately $77 million, subject to customary working capital adjustments, and will be funded by $35 million cash on hand and $42 million of assumed non-recourse, project-level debt.  Operations and maintenance will be managed by our majority-owned subsidiary Rollcast Energy.  The acquisition is anticipated to close by the end of 2010.  We expect to receive distributions from the project of $3.5 million to $4.5 million per year beginning in 2011.

Guidance

Based on management’s cash flow projections, the current level of dividends is sustainable into 2016 before considering any positive impact from potential future acquisitions or organic growth opportunities.

Based on year-to-date results and our projections for the remainder of the year, we continue to expect to receive distributions from our projects in the range of $75 million to $80 million for the full year 2010.  At the corporate-level, we expect a net cash tax refund in 2010 in the range of $7 million to $9 million, compared to insignificant net cash taxes in 2009. Included in 2010 corporate-level costs will be the $5 million payment under the terms of the management agreement termination, down from the $6 million payment in 2009.

Looking ahead to 2011, we expect overall levels of operating cash flow to be improved over projected 2010 levels. Slightly higher distributions from existing projects, initial distributions from our recent investments in Idaho Wind and Cadillac, and a lower payment under the management agreement’s termination are expected to be partially offset by a substantially lower cash tax refund in 2011.  These increased cash flows in 2011, combined with the impact of our recent public offering, are expected to result in a payout ratio of approximately 100% in 2011.  In 2012, additional increases in distributions from projects are expected to further increase operating cash flow compared to 2011. The most significant factor in the expected higher operating cash flow in 2012 is increased distributions from Selkirk following the final payment of its non-recourse project-level debt in 2012.

The calculation of Cash Available for Distribution and a summary of Adjusted EBITDA by individual project for the three and nine months ended September 30, 2010 are attached to this news release.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Thursday, November 11, 2010 at 10:00 AM ET.  The telephone numbers for the conference call are: Local/International: (416) 849-2698, North American Toll Free: (866) 400-2270.  The Conference Call will also be broadcast over Atlantic Power’s website at www.atlanticpower.com. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are Local/International: (416) 915-1035, North American Toll Free (866) 245-6755. Please enter the passcode 49011# when instructed. The conference call will also be archived on Atlantic Power’s web site.

About Atlantic Power

Atlantic Power Corporation is an independent power producer, with power projects located in major markets in the United States.  Our current portfolio consists of interests in 11 operational power generation projects across eight states, one wind project under construction in Idaho, one biomass project under construction in Georgia, a 500 kilovolt 84-mile electric transmission line located in California, and several development projects.  Our power generation projects in operation have an aggregate gross electric generation capacity of approximately 1,738 megawatts (or “MW”), in which our ownership interest is approximately 788 MW.

For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation

Patrick Welch, Chief Financial Officer

(617) 977-2700

info@atlanticpower.com

*	*	*	*	*

Forward-looking Statements

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•      The expectation that, based on management’s cash flow projections, the current level of dividends is sustainable into 2016 without additional acquisitions or organic growth opportunities;

•      The amount of distributions expected to be received from the projects and the expected payout ratio for the full year 2010;

•      The expectation that the payout ratio in 2011 will be approximately 100% and that further improvements in cash flow and payout ratio are expected in 2012;

•      The expectation that we will begin to receive distributions from our investment in Idaho Wind in 2011 and the level of after-tax cash flows from Idaho Wind in each complete year of operations following construction; and

•      The expectation that the Cadillac acquisition will close by year-end 2010 and that we will receive distributions in the range of $3.5 million to $4.5 million per year beginning in 2011.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Consolidated Balance Sheets (in thousands of U.S. dollars)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,998	$49,850
Restricted cash	22,257	14,859
Accounts receivable	20,553	17,480
Note receivable — related party	12,801	—
Current portion of derivative instruments asset	5,988	5,619
Prepayments, supplies and other	5,717	3,019
Deferred income taxes	11,531	17,887
Refundable income taxes	7,463	10,552
Total current assets	95,308	119,266

Property, plant and equipment, net	187,648	193,822
Transmission system rights	190,097	195,984
Equity investments in unconsolidated affiliates	301,388	259,230
Other intangible assets, net	60,395	71,770
Goodwill	12,453	8,918
Derivative instruments asset	11,931	14,289
Other assets	5,273	6,297
Total assets	$864,493	$869,576

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$26,195	$21,661
Revolving credit facility	20,000	—
Current portion of long-term debt	18,456	18,280
Current portion of derivative instruments liability	4,916	6,512
Interest payable on convertible debentures	1,797	800
Dividends payable	5,363	5,242
Other current liabilities	8	752
Total current liabilities	76,735	53,247

Long term debt	211,521	224,081
Convertible debentures	142,100	139,153
Derivative instruments liability	26,459	5,513
Deferred income taxes	33,459	28,619
Other non-current liabilities	4,916	4,846
Commitments and contingencies

Shareholders’ equity
Common shares	544,447	541,917
Accumulated other comprehensive loss	98	(859)
Retained deficit	(179,623)	(126,941)
Noncontrolling interest	3,381	—
Total shareholders’ equity	369,303	414,117

Total liabilities and shareholders’ equity	$864,493	$869,576

Atlantic Power Corporation

Consolidated Statements of Operations (in thousands of U.S. dollars)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Project revenue:
Energy sales	$22,713	$14,795	$55,285	$44,810
Energy capacity revenue	23,196	22,113	69,585	66,337
Transmission services	7,813	7,792	23,186	23,208
Other	317	157	1,108	806
	54,039	44,857	149,164	135,161

Project expenses:
Fuel	19,678	15,667	51,606	43,255
Operations and maintenance	5,674	6,105	16,174	15,755
Project operator fees and expenses	1,172	768	3,074	2,799
Depreciation and amortization	10,082	10,053	30,224	31,307
	36,606	32,593	101,078	93,116

Project other income (expense):
Change in fair value of derivative instruments	(9,744)	351	(20,946)	711
Equity in earnings of unconsolidated affiliates	4,088	(3,646)	12,550	323
Interest expense, net	(4,165)	(4,525)	(12,884)	(13,845)
Other income, net	22	—	233	1,205
	(9,799)	(7,820)	(21,047)	(11,606)
Project income	7,634	4,444	27,039	30,439
Administrative and other expenses (income):
Management fees and administration	4,103	2,907	12,046	8,391
Interest, net	2,707	11,285	8,019	31,455
Foreign exchange loss	(2,253)	12,528	179	22,034
Other income, net	—	(18)	(26)	(48)
	4,557	26,702	20,218	61,832
Income (loss) from operations before income taxes	3,077	(22,258)	6,821	(31,393)
Income tax expense (benefit)	3,614	(6,455)	12,105	(9,104)
Net loss	(537)	(15,803)	(5,284)	(22,289)
Net loss attributable to noncontrolling interest	(99)	—	(228)	—
Net loss attributable to Atlantic Power Corporation	$(438)	$(15,803)	$(5,056)	$(22,289)

Net loss per share attributable to Atlantic Power Corporation Shareholders:
Basic	$(0.01)	$(0.26)	$(0.08)	$(0.37)
Diluted	$(0.01)	$(0.26)	$(0.08)	$(0.37)

Atlantic Power Corporation

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

(unaudited)

	Nine months ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(5,284)	$(22,289)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	30,224	31,307
Long-term incentive plan expense	3,287	1,392
(Gain) loss on sale of property, plant and equipment	—	933
Gain on step-up valuation of Rollcast acquisition	(211)	—
Earnings from unconsolidated affiliates	(12,550)	(323)
Distributions from unconsolidated affiliates	9,897	19,023
Unrealized foreign exchange loss	4,369	23,866
Change in fair value of derivative instruments	20,946	(711)
Change in deferred income taxes	10,555	(5,833)
Change in other operating balances
Accounts receivable	(3,072)	7,994
Prepayments, refundable income taxes and other assets	1,189	(6,633)
Accounts payable and accrued liabilities	3,747	(4,511)
Other liabilities	576	680
Net cash provided by operating activities	63,673	44,895

Cash flows used in investing activities:
Acquisitions and investments, net of cash acquired	(41,182)	(3,000)
Loan to Idaho Wind	(12,801)	—
Change in restricted cash	(7,398)	(7,816)
Biomass development costs	(1,827)	—
Proceeds from the sale of property, plant and equipment	—	167
Purchase of property, plant and equipment	(2,077)	(1,641)
Net cash used in investing activities	(65,285)	(12,290)

Cash flows used in financing activities:
Shares acquires in normal course issuer bid	—	(3,369)
Proceeds from revolving credit facility borrowings	20,000
Repayments of revolving credit facility borrowings	—	(20,000)
Repayment of project-level debt	(11,841)	(7,684)
Equity contribution from noncontrolling interest	200	—
Dividends paid	(47,599)	(18,110)
Net cash used in financing activities	(39,240)	(49,163)
Net decrease in cash and cash equivalents	(40,852)	(16,558)
Cash and cash equivalents at beginning of period	49,850	37,327
Cash and cash equivalents at end of period	$8,998	$20,769

Supplemental cash flow information
Interest paid	$16,587	$40,098
Income taxes paid (refunded), net	$(1,607)	$651

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”) and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distributions is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Adjusted EBITDA, earnings before interest, taxes, depreciation and amortization (including non-cash impairment charges), is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other issuers and does not have a standardized meaning prescribed by GAAP.  Management uses Adjusted EBITDA at the Project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income is provided on the following page.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other issuers.

Atlantic Power Corporation

Cash Available for Distribution

(In thousands of U.S. dollars, except as otherwise stated)

	Three months ended		Nine months ended
	September 30,		September 30,
(unaudited)	2010	2009	2010	2009
Cash flows from operating activities(1)	27,695	14,371	63,673	44,895
Project-level debt repayments	(2,700)	(1,270)	(11,841)	(7,684)
Interest on IPS portion of subordinated notes(2)	—	8,879	—	24,957
Purchase of property, plant and equipment	(557)	(708)	(2,077)	(1,641)
Cash Available for Distribution	24,438	21,272	49,755	60,527
Interest on subordinated notes	—	8,879	—	24,957
Dividends on Common Shares	15,904	6,438	47,618	18,110
Total distributions to shareholders	15,904	15,317	47,618	43,067

Payout ratio	65%	72%	96%	71%

Expressed in Cdn$
Cash Available for Distribution	25,404	23,349	51,552	70,763

Total distributions to shareholders	16,556	16,557	49,639	49,791

(1)       Beginning in the first quarter of 2010, changes in restricted cash in the consolidated statement of cash flows has been reported as an investing activity to reflect the use of the restricted cash in the current period. In previous periods, changes in restricted cash were reported as cash flow from operating activities. The prior period amounts have been reclassified to conform with the current year presentation. This reclassification does not impact the consolidated balance sheet or the consolidated statements of operations. We have changed the classification of restricted cash because the revised presentation is more widely used by companies in our industry.

(2)       Prior to the common share conversion completed in November 2009, holders of Income Participating Securities (IPSs) received monthly cash distributions in the form of interest payments on subordinated notes and dividends on common shares.  Subsequent to the conversion, holders of the Company’s new common shares receive monthly cash distributions in the form of a dividend at the annual rate of Cdn$1.094, which amount is unchanged from the annual distribution rate before the conversion.

Atlantic Power Corporation

Project Adjusted EBITDA (in thousands of U.S. dollars)

	Three months ended		Nine months ended
	September 30,		September 30,
(unaudited)	2010	2009	2010	2009
Project Adjusted EBITDA by individual segment
Auburndale	$10,018	$9,707	$29,820	$28,254
Lake	9,325	5,128	23,937	20,749
Pasco	1,335	247	3,752	3,116
Path 15	7,318	7,061	21,348	20,894
Chambers	4,637	4,301	14,780	9,325
Total	32,633	26,444	93,637	82,338

Other Project Assets
Mid-Georgia	—	657	—	2,043
Stockton	—	55	—	(1,059)
Badger Creek	699	733	2,209	2,465
Koma Kulshan	53	64	606	476
Orlando	2,185	2,110	5,856	6,085
Topsham	415	415	1,378	1,533
Delta Person	461	70	1,365	894
Gregory	1,373	954	3,656	3,225
Rumford	—	655	(7)	1,963
Selkirk	3,927	3,860	10,983	11,507
Rollcast	(249)	(27)	(628)	(122)
Other	46	85	(237)	(222)
Total adjusted EBITDA from Other Project Assets segment	8,910	9,631	25,181	28,788

Project income
Total adjusted EBITDA from all Projects	41,543	36,075	118,818	111,126
Amortization	16,349	16,761	49,331	51,765
Interest expense, net	5,906	7,764	17,784	23,400
Change in the fair value of derivative instruments	10,706	(938)	23,435	(1,531)
Other (income) expense	948	8,044	1,229	7,053
Project income as reported in the statement of operations	$7,634	$4,444	$27,039	$30,439